Exhibit 99(n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Guggenheim Credit Income Fund

We have audited the consolidated financial statements of Guggenheim Credit Income Fund and its subsidiary as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 referred to in our report dated March 12, 2018 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the year ended December 31, 2015 (not presented herein) appearing under Item 8 of the Company’s 2015 Annual Report on Form 10-K, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Guggenheim Credit Income Fund and its subsidiary as of December 31, 2017, 2016 and 2015 appearing on page 79 of this registration statement on Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 12, 2018